Exhibit 16

KPMG LLP LETTERHEAD

March 18, 2011

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for TTM Technologies, Inc. (the Company) and, under the date of March 15, 2011, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2010 and 2009, and the effectiveness of internal control over financial reporting as of December 31, 2010. On November 12, 2010 we were notified by the Company that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, and the issuance of our report(s) thereon. On March 15, 2011, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 18, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was recommended and approved by the audit committee of the board of directors and approved by the board of directors or the Company’s statements regarding PricewaterhouseCoopers LLP.

Very truly yours,

/s/ KPMG LLP